                                                                     EXHIBIT 4.1


                            MASTER WARRANT AGREEMENT

         THIS MASTER WARRANT AGREEMENT ("Agreement") dated as of December 29, 2000 is entered into by and between Amedisys, Inc., a Delaware corporation ("Amedisys"), and HCA - The Healthcare Company (formerly known as Columbia/HCA Healthcare Corporation) (hereinafter referred to as "HCA").

                                   WITNESSETH

         WHEREAS, the parties have entered into that certain Termination of Credit Agreement whereby HCA agreed to relieve the obligations of Amedisys under that certain Credit Agreement, dated as of November 16, 1998, by and between the parties, as amended by that certain Loan Modification Agreement, dated as of September 30, 1999 (the "Credit Agreement"), including Amedisys' obligation under that certain Promissory Note dated December 1, 1998, in which Amedisys promised to pay to order of HCA the principal sum of Fourteen Million Five Thousand Nine Hundred Eighty Three and 27/100 Dollars, plus interest (the "Note"); and

         WHEREAS, in exchange and consideration for HCA entering into the Termination of Credit Agreement and for HCA relieving the obligations of Amedisys under the Credit Agreement and the Note, Amedisys has agreed to pay Columbia the full sum of Nine Million and no/100 Dollars, cash, and to issue warrants to HCA to purchase Amedisys common stock pursuant to this Agreement; and

         WHEREAS, Amedisys proposes to issue to HCA warrants (the "Warrants") to purchase up to 200,000 shares (the "Shares"), of Amedisys common stock ("Common Stock"), par value $.001 per share, subject to the terms and conditions contained herein; and

         NOW, THEREFORE, in consideration of the premises, agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. GRANT. Amedisys hereby agrees to issue stock purchase warrants entitling HCA to purchase, subject to the terms and conditions of
         Section 5 hereof, up to an aggregate of 200,000 shares of Common Stock. The Warrants will be issued in consideration of the release by HCA of Amedisys' obligations under the Credit Agreement and Note. The number of Warrants issued and underlying Shares purchasable is subject to the terms and conditions provided in Section 5 below. The Warrants will be exercisable by HCA or any other Warrant Holder (as defined below) as to all or any lesser number of shares of Common Stock covered thereby, at an initial Exercise Price of $5.00 per share ("Exercise Price"), subject to adjustment as provided in Section 5 below, for the exercise period(s) defined herein. The term "Warrant Holder" refers to HCA and any transferee or transferees of HCA permitted hereunder. Such term, when used in this Warrant Agreement in reference to or in the context of a person who holds or owns shares of Common Stock issued upon exercise of a Warrant, refers, where appropriate, to such person who holds or owns such shares of Common Stock.

2. WARRANT CERTIFICATES. The warrant certificates to be delivered pursuant to this Agreement (the "Warrant Certificates") shall be in the form set forth in Exhibit A attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as required or permitted by this Agreement. The Warrant Certificates shall be executed on behalf of Amedisys by the manual or facsimile signature of the present or any future Chairman or Vice Chairman of the Board of Directors, Chief Executive Officer or senior financial officer of Amedisys under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Amedisys. Warrant Certificates shall be dated the date of execution by Amedisys upon issuance, division, exchange, substitution or transfer.

3. EXERCISE OF WARRANT. The Warrants shall be exercisable as set forth in the Warrant Certificate.

4.       RESERVED.

5. ADJUSTMENT OF GRANTS AND EXERCISE PRICE. The Exercise Price and the number of Warrants granted are subject to the terms and conditions set forth in this Section 5, and to further adjustment as set forth in the Warrant Certificate. All share number and dollar amounts in this
         Section 5 shall be subject to appropriate adjustment to reflect any stock split, reclassification, stock dividend or reorganization, in the manner contemplated for adjustments to the Exercise Price and number of Warrant Shares and action contemplated by Section 6(a) of the Warrant Certificate. Specifically, Amedisys will not take any action contemplated by Section 6(a) of the Warrant Certificate without ensuring that the provisions of such Section are satisfied with respect to all unissued Warrants that could potentially be issued under this Agreement.

         a. Initial Grant. Amedisys hereby grants to HCA a Warrant Certificate evidencing the right to purchase, at any time from December 29, 2000, until 5:00 p.m. CST, on December 28, 2005 (the "Initial Warrant Exercise Term"), up to 50,000 fully-paid and non-assessable Shares at an exercise price of $5.00 per Share.

b.       Year 2001 Grant.

         i. If, on December 28, 2001, the Market Price, (as defined in the Warrant Certificate) of Amedisys common stock is greater than or equal to $10.00, then HCA shall not be entitled to, and Amedisys shall not be obligated for, any year 2001 Warrant grant.

         ii. If, on December 28, 2001, the Market Price of Amedisys common stock is less than or equal to $5.00, then HCA shall be entitled to, and Amedisys shall grant to HCA, on December 29, 2001, a Warrant Certificate evidencing the right to purchase, at any time from December 29, 2001, until 5:00 p.m. CST, on December 28, 2006 (the "2001 Warrant Exercise Term"), up to 50,000 fully-paid and non-assessable Shares at an initial exercise price of $5.00.

         iii. If, on December 28, 2001, the Market Price of Amedisys common stock is greater than $5.00 but less than $10.00, then HCA shall be entitled to, and Amedisys shall grant to HCA, on December 29, 2001, the right to purchase, at any time during the 2001 Warrant Exercise Term, up to the Pro Rata Share Amount, as defined below, of fully-paid and non-assessable Shares at an initial exercise price equal to the Market Price.

                  The term "Pro Rata Share Amount," as used in this subsection, shall refer to that number calculated by subtracting the Market Price from $10.00, then dividing the total by $5.00, then multiplying the resulting quotient by 50,000. For example, if the Market Price on December 28, 2001, is $6.00, the Pro Rata Share Amount would be 40,000 as follows:

                           [($10.00 - $6.00) / $5.00] x 50,000 = 40,000

c.       Year 2002 Grant.

         i. If, on December 28, 2002, the Market Price of Amedisys common stock is greater than or equal to $15.00, then HCA shall not be entitled to, and Amedisys shall not be obligated for, any year 2002 Warrant grant.

         ii. If, on December 28, 2002, the Market Price of Amedisys common stock is less than or equal to $10.00, then HCA shall be entitled to, and Amedisys shall grant to HCA, on December 29, 2002, a Warrant Certificate evidencing the right to purchase, at any time from December 29, 2002, until 5:00 p.m. CST, on December 28, 2007 (the "2002 Warrant Exercise Term"), up to 50,000 fully-paid and non-assessable Shares at an initial exercise price equal to the greater of (i) $5.00; and (ii) the Market Price.

         iii. If, on December 28, 2002, the Market Price of Amedisys common stock is greater than $10.00 but less than $15.00, then HCA shall be entitled to, and Amedisys shall grant to HCA, on December 29, 2002, a Warrant Certificate evidencing the right to purchase, at any time during the 2002 Warrant Exercise Term, up to the Pro Rata Share Amount, as defined below, of fully-paid and non-assessable Shares at an initial exercise price equal to the Market Price.

                  The term "Pro Rata Share Amount," as used in this subsection, shall refer to that number calculated by subtracting the Market Price from $15.00, then dividing the total by $5.00, then multiplying the resulting quotient by 50,000. For example, if the Market Price on December 28, 2002, is $13.00, the Pro Rata Share Amount would be 20,000 as follows:

                           [($15.00 - $13.00) / $5.00] x 50,000 = 20,000

d.       Year 2003 Grant.

         i. If, on December 28, 2003, the Market Price of Amedisys common stock is greater than or equal to $20.00, then HCA shall not be entitled to, and Amedisys shall not be obligated for, any year 2003 Warrant grant.

         ii. If, on December 28, 2003, the Market Price of Amedisys common stock is less than or equal to $15.00, then HCA shall be entitled to, and Amedisys shall grant to HCA, on December 29, 2003, a Warrant Certificate evidencing the right to purchase, at any time from December 29, 2003, until 5:00 p.m. CST, on December 28, 2008 (the "2003 Warrant Exercise Term"), up to 50,000 fully-paid and non-assessable Shares at an initial exercise price equal to the greater of (i) $5.00; and (ii) the Market Price.

         iii. If, on December 28, 2003, the Market Price of Amedisys common stock is greater than $15.00 but less than $20.00, then HCA shall be entitled to, and Amedisys shall grant to HCA, on December 29, 2003, a Warrant Certificate evidencing the right to purchase, at any time during the 2003 Warrant Exercise Term, up to the Pro Rata Share Amount, as defined below, of fully-paid and non-assessable Shares at an initial exercise price equal to the Market Price.

                  The term "Pro Rata Share Amount," as used in this subsection, shall refer to that number calculated by subtracting the Market Price from $20.00, then dividing the total by $5.00, then multiplying the resulting quotient by 50,000. For example, if the Market Price on December 28, 2003, is $19.00, the Pro Rata Share Amount would be 10,000 as follows:

                           [($20.00 - $19.00) / $5.00] x 50,000 = 10,000

6.       TRANSFER AND REGISTRATION RIGHTS.

         a. Transferability of Warrants. HCA agrees that the Warrants are being acquired as an investment and not with a view to distribution thereof and that the Warrants may not be transferred, sold, assigned or hypothecated except in compliance with all applicable securities and other laws.

         b. Registration Requirement for Sale of Shares. HCA agrees not to make any sale or other disposition of the Shares except pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended (the "Act"), setting forth the terms of such offering, the underwriting discount and commissions and any other pertinent data with respect thereto, unless HCA has provided Amedisys with an opinion of counsel reasonably acceptable to Amedisys that such registration is not required. Certificates representing the Shares, which are not registered as provided in Section 6, shall bear an appropriate legend for as long as they shall not be freely sold.

         c. Registration Rights. The holders of the Warrants shall be entitled to the registration rights specified in Exhibit "B" hereto.

7. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of Amedisys and HCA inure to the benefit of their respective successors and assigns hereunder.

8. TERMINATION. This Agreement shall terminate at the close of business on December 28, 2008. Notwithstanding the foregoing, this Agreement will terminate on the date when all Warrants have been exercised and all the Shares issuable upon exercise of the Warrants have been resold to the public.

9. GOVERNING LAW. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the laws of said State.

10. BENEFITS OF THIS AGREEMENT. Except as set forth below, nothing in this Agreement shall be construed to give to any person or corporation other than Amedisys and HCA any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole an exclusive benefit of Amedisys and HCA, provided however that HCA may assign this Agreement and all rights hereunder to another party without the consent of Amedisys. HCA shall provide prior notice to Amedisys of any such assignment.

11. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

HCA - THE HEALTHCARE COMPANY                 AMEDISYS, INC.


By:       /s/ GREGG GERKEN                       By:    /s/ JOHN JOFFRION
   ----------------------------------           -------------------------------
                                                John Joffrion, Sr. VP - Finance
Name:         Gregg Gerken
     --------------------------------

Title:        Vice President
      -------------------------------

                                    EXHIBIT A
                           TO MASTER WARRANT AGREEMENT

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED FOR THE PURPOSES OF PUBLIC DISTRIBUTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) UPON THE DELIVERY BY THE HOLDER TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, STATING THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.



AMEDISYS, INC.

WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK
EXPIRING DECEMBER 28, 2005

No. 101                                                          50,000 Shares



         BY THIS WARRANT (this "Warrant"), Amedisys, Inc., a Delaware corporation (the "Company"), certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HCA, The Healthcare Company (along with its registered assigns, the "Holder"), is entitled to subscribe for and purchase from the Company, subject to the terms and conditions set forth herein, at any time or from time to time prior to 5:00 p.m. (Central Time) on December 28, 2005 (the "Expiration Date"), 50,000 (subject to adjustment as set forth herein) fully paid and non-assessable shares (the "Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), at a price equal to the exercise price per share, initially $5.00 (subject to adjustment as set forth herein) per share (the "Exercise Price").

         1. Exercise of Warrant; Company Office. This Warrant may be exercised at any time or from time to time prior to the Expiration Date as to the entire number or any lesser number of whole shares of Common Stock, by the surrender of this Warrant to the Company at its office at 11100 Mead Road, Suite 300, Baton Rouge, Louisiana 70816, or such other place as is designated in writing by the Company pursuant to this Section 1, together with (a) a duly executed election in substantially the form of Exhibit A attached hereto and made a part hereof for all purposes, and (b) a wire transfer or a certified or bank cashier's check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of shares of Common Stock covered by such election. Notwithstanding the foregoing sentence, at any time that the Market Price (as hereinafter defined) is greater than the Exercise Price, the Holder may, at its option, exercise this Warrant at any time or from time to time prior to the Expiration Date as to the entire number or any






Exhibit A - Warrant for Purchase of Shares of Common Stock lesser number of whole shares of Common Stock, by the surrender of this Warrant to the Company at the location designated in the foregoing sentence together with a duly executed election in substantially the form of Exhibit A attached hereto and made a part hereof for all purposes and, in return therefor, the Company shall deliver to the Holder that certain number of shares of Common Stock that is determined by dividing (aa) the product of (1) the number of shares of Common Stock covered by such election and (2) the difference between the Market Price at the date of such exercise and the Exercise Price in effect on the day prior to the date of such exercise by (bb) the Market Price at the day prior to the date of such exercise. For so long as this Warrant is outstanding, the Company shall continue to maintain an office in the State of Louisiana where notices, presentations and demands in respect of this Warrant may be made upon it and shall notify the Holder in writing at least 15 days before changing the location of any such office.

         2. Stock Ownership; Stock Certificates; Partial Exercise. Upon each exercise of this Warrant, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise as of the close of business on the day this Warrant is exercised, notwithstanding that the stock transfer books of the Company shall then be closed or certificates representing such shares shall not then have been actually delivered to the Holder. As soon as possible after each such exercise of this Warrant, the Company shall issue and deliver to the Holder a certificate or certificates for the shares issuable upon such exercise issued in such denominations as may be specified by Holder and registered in the name of the Holder or, subject to Section 9, such other name or names as shall be designated in the Holder's election to exercise. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the shares subject to purchase hereunder on the terms and conditions set forth herein (including all changes and adjustments that have occurred hereunder). The Company will, at the time of each exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant; provided, however, that if the Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such rights to such Holder.

         3. Company Records; Transfer or Assignment of Warrant; Exchange of Warrant. Any warrants issued in connection herewith or in substitution herefor, upon complete or partial transfer, assignment or exercise (the "Warrants") shall be numbered and shall be registered in the warrant register of the Company (the "Warrant Register") as they are issued. The Company shall treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes, except that if the Company consents to a transfer or assignment, said consent not to be unreasonably withheld, the Warrant is properly transferred or assigned and notice of such transfer or assignment is given to the Company, the Company shall treat the transferee or assignee as the owner thereof for all purposes (or, if such transfer or assignment is properly made in blank, the Company shall treat the bearer of this Warrant as the owner thereof for all purposes). The Warrant shall be transferred by the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession,

Exhibit A - Warrant for Purchase of Shares of Common Stock assignment or authority to transfer. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced if requested by the Company in its reasonable discretion. The Company shall immediately register all assignments and transfers in the Warrant Register and, upon any registration of assignment or transfer, the Company shall deliver a new Warrant or Warrants to the person or entity entitled thereto on the terms and conditions set forth herein (including all changes and adjustments that have occurred hereunder). A Warrant, if properly transferred or assigned, may be exercised by a subsequent Holder without having a new Warrant issued. The Warrants may be exchanged at the option of the Holder thereof for another Warrant, or other Warrants, of different denominations and representing in the aggregate the right to purchase the same number of shares of Common Stock on the terms and conditions set forth herein (including all changes and adjustments that have occurred hereunder) upon surrender to the Company or its duly authorized agent. All provisions of this
Section 3 shall be subject to Section 9.

         4. Reserved Stock. The Company shall reserve and keep available at all times solely for the purpose of providing for the exercise of this Warrant the maximum number of shares of Common Stock as to which this Warrant may then be exercised. All such shares shall be duly authorized and free of preemptive rights and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable.

         5. Certain Adjustments.

         a. Number of Shares; Exercise Price. The number of shares of Common Stock which the Holder of this Warrant shall be entitled to receive upon each exercise hereof shall be determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this Section
                  5) be issuable upon such exercise, as designated by the Holder hereof, by a fraction of which (a) the numerator is the initial Exercise Price specified in the first paragraph of this Warrant and (b) the denominator is the Exercise Price in effect on the date of such exercise. The Exercise Price shall be adjusted and readjusted from time to time as provided in this Section 5 and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 5.

         b. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or
                  (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of this Warrant who exercises this Warrant after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had this Warrant been exercised immediately prior to such date. Successive adjustments in the Exercise Price shall be made whenever any event specified above shall occur.

Exhibit A - Warrant for Purchase of Shares of Common Stock

         c. Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Company or any subsidiary or (iii) of other assets, including cash, (excluding dividends or distributions referred to in Section 5(b) above) or (iv) of rights or warrants, in each such case the Exercise Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Market Price per share of Common Stock on such record date, less (2) the fair market value (as reasonably determined by the Board) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, and (ii) the denominator of which shall be equal to the number of shares of Common Stock outstanding on such record date multiplied by the Market Price per share of Common Stock on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Exercise Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidence of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price which would then be in effect if such record date had not been fixed.

         d. Size of Adjustment; Rounding. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($.01) in such price; provided, however, that any adjustment which is thereby not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a Share, as the case may be.

         e. Notice. Whenever there shall be an adjustment as provided in this Section 5, the Company shall promptly cause written notice thereof to be sent to the Holder, which notice shall be accompanied by an officer's certificate setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof. However, the failure by the Company to satisfy its obligations under this Section 5e. shall not in any manner affect or alter the rights of the Holder under this Warrant.

         f. Fractional Shares. The Company shall not be required to issue fractions of shares of Common Stock or other capital stock of the Company upon the exercise of Warrants. If any fraction of a share would be issuable upon the exercise of any Warrant (or specified portions thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Market Price of such share of Common Stock on the date of exercise of the Warrant.

Exhibit A - Warrant for Purchase of Shares of Common Stock

         g. Market Price. The Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending 3 trading days before such date (as adjusted for any stock dividend, other dividend for which an adjustment to the Exercise Price would be required pursuant to any split, stock dividend, combination or reclassification that took effect during such 30 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined by the Board of Directors of the Company in good faith and irrespective of any accounting treatment.

         h. Valid Issuance. All shares of Common Stock which may be issued upon the exercise of this Warrant will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Exercise Price to be less than the par value, if any, of the Common Stock).

         i. Treasury Stock. For the purposes of this Section 5, the sale or other disposition of any Common Stock theretofore held in the Company's treasury shall be deemed to be an issue thereof.

         6. Certain Corporate Events or Actions.

         a. Consolidation, Merger, Etc. In case of any consolidation with or merger of the Company with or into another corporation or other entity (except for a merger or consolidation in which the Company is the continuing corporation other than as a subsidiary of another corporation or other entity), or in case of any sale, lease or conveyance to another corporation or other entity of the assets of the Company as an

Exhibit A - Warrant for Purchase of Shares of Common Stock
                  entirety or substantially as an entirety, such successor, purchasing, leasing or receiving corporation or other entity, as the case may be, shall, prior to and as a condition to the occurrence of such event, (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease or conveyance (provided that, if the holders of shares have the right to make an election with respect to the kind or amount of securities, cash or other property receivable upon consummation of such event, then the kind and amount of securities, cash or other consideration receivable to the Holder upon consummation of such event shall be deemed to be the kind and amount so receivable per share by a plurality of the shares held by holders of such shares making such an election) and (ii) make effective provision in its certificate of incorporation or otherwise, if needed, in order to effect such agreement. Such agreement shall provide for adjustments which shall be equivalent to the adjustments in Section 5 and shall contain provisions equivalent to this Section 6.

         b. Reclassification, Etc. In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant or in case of any consolidation or merger of another corporation or other entity with or into the Company in which the Company is the continuing corporation (other than as a subsidiary of another corporation or other entity) and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock, the Holder shall have the right thereafter to receive upon exercise of this Warrant the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock into which this Warrant would have been exercisable immediately prior to such reclassification, change, consolidation or merger (provided that, if the holders of shares have the right to make an election with respect to the kind or amount of securities, cash or other property receivable upon consummation of such event, then the kind and amount of securities, cash or other consideration receivable to the Holder upon consummation of such event shall be deemed to be the kind and amount so receivable per share by a plurality of the shares held by holders of such shares making such an election). Thereafter, appropriate provision (as determined by the Board of Directors of the Company in good faith) shall be made for adjustments which shall be equivalent to the adjustments in Section 5. This Section 6(b) shall be applicable to successive reclassifications, changes, consolidations or mergers.

Exhibit A - Warrant for Purchase of Shares of Common Stock

         7. Certain Notices. In case at any time the Company shall propose or have knowledge of any proposal:

         a. to pay any dividend or make any distribution on shares of Common Stock or to fix a record date for the making of any such dividend or distribution to holders of Common Stock; or

         b. to take, or fix a record date for, any action that would result in any adjustment to the Exercise Price pursuant to
                  Section 5; or

         c. to effect any reclassification or change of outstanding shares of Common Stock, or consolidation or merger, or sale, lease or conveyance of property, of the type addressed in Section 6; or

         d. to effect any voluntary or involuntary liquidation, dissolution or winding-up of the Company;

then, and in any one or more of such cases, the Company shall give written notice thereof to the Holder at least 30 days prior to the date on which (i) the books of the Company shall close, or a record date shall be set, for any such action described in Section 7(a) or (b) or (ii) such reclassification, change, consolidation, merger, sale, lease, conveyance, liquidation, dissolution or winding-up shall be effective, as the case may be.

         8. Expenses. The Company shall pay all costs, fees, taxes (other than any federal or state income or stock transfer taxes) and expenses payable in connection with the preparation, issuance and delivery from time to time of Warrants and of shares of Common Stock or other securities issued upon the exercise of Warrants.

         9. Restrictions on Transfer. The Holder, by its acceptance hereof, represents and warrants that it is acquiring the Warrants and any Common Stock issued upon the exercise of this Warrant for investment purposes, for its own account, and not with an intent to sell or distribute the Warrants or any such Common Stock except in compliance with applicable United States federal and state securities law. Neither this Warrant nor any of the Common Stock issued upon the exercise of this Warrant, nor any interest in either, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. The provisions of this Section 9 shall be binding upon all subsequent holders of this Warrant, if any. This Warrant and the shares of Common Stock or other securities issued upon exercise of this Warrant shall be subject to a stop-transfer order and the certificate or certificates evidencing any such shares or securities shall bear the following legend:

         "THE SHARES (OR OTHER SECURITIES) REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT

Exhibit A - Warrant for Purchase of Shares of Common Stock

         BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND LAWS."

         10. Registration of Common Stock; Listing. If any shares of Common Stock required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon exercise, the Company will, at its expense and as expeditiously as possible, cause such shares to be duly registered or approved, as the case may be.

         11. Availability of Information. The Company will cooperate with each holder of any restricted securities obtained through exercise of this Warrant in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any restricted securities or the sale of securities by affiliates.

         12. Loss, Theft, Etc. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and upon surrender and cancellation of any Warrant if mutilated, the Company shall execute and deliver to the Holder thereof a new Warrant in the form and substance of the lost, stolen, destroyed or mutilated Warrant (including all changes and adjustments that have occurred hereunder). In the event a bond for security therefor is required, the cost of such bond shall be paid by the Holder.

         13. No Rights or Liabilities as a Stockholder. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company, or as imposing any obligation upon such Holder to purchase any securities or as imposing any liability upon such Holder as a stockholder of the Company, whether such obligation or liability is asserted by the Company or by creditors of the Company at law or in equity.

         14. Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware.

         15. Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that, to the extent permitted by applicable law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

Exhibit A - Warrant for Purchase of Shares of Common Stock

         16. Notices. All notices and other communications provided for herein shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed (a) if to any Holder of any Warrant, to the address of such Holder as set forth in the Warrant Register or to such other address as such Holder has notified the Company of in writing or (b) if to the Company, to the address set forth in Section 1 or to such other address as the Company has notified such Holder of pursuant to Section 1 and this Section 16; provided, however, that the exercise of any Warrant shall be effective in the manner provided in Section 1. All notices given pursuant to this Warrant shall be deemed to be effective upon receipt thereof by the party to whom such notice is addressed.

         17. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Any provision of this Warrant which shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Company waives any provision of law which shall render any provision hereof prohibited or unenforceable in any respect. The section and paragraph headings used in this Warrant are inserted for convenience only and shall not be used for any interpretive purpose.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

Dated: December 29, 2000                   AMEDISYS, INC.



[Corporate Seal]                           By: /s/ JOHN JOFFRION
                                              --------------------------------
                                              John Joffrion, Sr. VP - Finance



Attest:


   /s/ MICHAEL D. LUTGRING
---------------------------------
Secretary

Exhibit A - Warrant for Purchase of Shares of Common Stock

                                                          EXHIBIT A TO WARRANT

To:      AMEDISYS, INC.

         11100 Mead Road, Suite 300

         Baton Rouge, LA 70816


                              ELECTION TO EXERCISE

         The undersigned hereby exercises his or its rights to subscribe for __________ shares of Common Stock covered by the within Warrant [and tenders payment herewith in the amount of $____________] [and tenders no payment herewith with respect to such shares of Common Stock covered by the within Warrant and thus requests ____ shares of Common Stock (the quotient of (i) ___ shares covered by this exercise multiplied by $____) (the Market Price on the day prior to the date of this exercise minus the Exercise Price), divided by $_____ (the Market Price on the day prior to the date of this exercise)] in accordance with the terms thereof, and requests that certificates for such shares in the following denominations be issued in the name of, and delivered to, the person[s] at the following address[es]:

                  Denominations:






                    (Print Address[es] and Social Security Number[s] or Employer Identification Number[s] as applicable)

and, if said number of shares shall not be all the shares covered by the within Warrant, that a new Warrant for the balance remaining of the shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below:

Date:          ,                            Name:
     ----------  ----                            -----------------------------
                                                       (Print)

                                                 -----------------------------
                                                       (Signature)

                                            Address:




                                       A-1

Exhibit A - Warrant for Purchase of Shares of Common Stock

                                                                     EXHIBIT B
                                                    to Master Warrant Agreement



          PROVISIONS REGARDING SHARES TO BE RECEIVED BY WARRANT HOLDERS


         B.01 Definitions. The following terms, as used in this Exhibit B, have the following meanings:

                  "REGISTRATION EXPENSES" means all expenses incident to the Company's performance of or compliance with Exhibit B, including, without limitation, all registration and filing fees, messenger and delivery expenses incurred by the Company, internal expenses incurred by the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), all expenses relating to the preparation, printing, distribution and reproduction of the registration statement and the prospectus, the fees and expenses incurred in connection with the listing of the Shares on any securities exchange, and fees and disbursements of counsel for the Company and of its independent public accountants; provided, however, that the fees and disbursements of counsel for the Warrant holders who are selling Shares pursuant to the Resale Registration Statement shall not be considered "Registration Expenses."

                  "REGISTRATION INDEMNIFIED PARTY" means any Person asserting a claim for indemnification under Section B.05.

                  "REGISTRATION INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is asserted under Section B.05.

                  "RESALE REGISTRATION STATEMENT" has the meaning set forth in Section B.03(a).

                  "RESTRICTED STOCK" means all Shares issuable upon exercise of the Warrants, all shares of Company Common Stock evidenced by certificates delivered upon reissue or transfer of Shares (other than certificates representing shares sold pursuant to the Resale Registration Statement or shares sold or disposed of in accordance with the terms of this Agreement which may, in the opinion of counsel for the Company, after such sale or disposition be transferred by the transferee thereof without registration under the Securities Act) and all shares of Company Common Stock evidenced by certificates delivered in connection with stock dividends and stock splits attributable to Shares.

         B.02 Plan of Distribution. In order to provide liquidity to holders of Warrants receiving Shares in connection with the exercise of the Warrants, the Company has agreed to file the Resale Registration Statement. Such holders acknowledge that the Company will be required in the Resale Registration Statement to provide a description of the methods and plans by which such holders may distribute and resell the Shares acquired pursuant to this Agreement. Accordingly, such holders have advised the Company, acknowledging that the Company will rely thereon in preparation of the Resale Registration Statement, that the Shares may be sold by or on behalf of such holders through or to brokers or dealers, or directly to investors pursuant to the prospectus contained in the Resale

Registration Statement (or another prospectus contained in and forming a part of an effective registration statement under the Securities Act) or in transactions that are exempt from the requirements of registration under the Securities Act, at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed. Brokers or dealers may act as agents for such holders, or may purchase shares from such holders as principal and thereafter resell such shares from time to time in or through transactions or distributions (which may involve crosses and block transactions) on national or foreign stock exchanges where trading privileges are available, in the over-the-counter market, in private transactions or in some combination of the foregoing.

         B.03 Registration Procedures. The Company will, subject to the provisions of this Section B.03, use all reasonable efforts to effect the registration and the sale of all Shares by Warrant holders under the Resale Registration Statement in accordance with the intended method of disposition thereof described in Section B.02. In connection therewith, the Company will:

                  (a) prepare and file with the SEC within a reasonable time subsequent to receiving written request from any Warrant Holder, (the "Required Filing Date"), one or more "shelf" registration statements on Form S-3 (or other appropriate form) pursuant to Rule 415 under the Securities Act providing for the resale from time to time of all Shares by the holders thereon in accordance with the intended method of distribution thereof described in Section B.02 (the "Resale Registration Statement"), and shall use its reasonable efforts to cause such registration statement to become effective as soon as practicable, and in any event prior to the Warrants becoming exercisable;

                  (b) prepare and file with the SEC such amendments and supplements to such Resale Registration Statement and the prospectus contained therein as may be necessary to keep such Resale Registration Statement effective for a period ending on the first anniversary of the date on which the last series of Warrants issued under the Master Warrant Agreement become exercisable or such shorter period as shall terminate when all Shares that may be issued under the Master Warrant Agreement have been sold;

                  (c) as soon as reasonably practicable, furnish to each holder of Warrants or Shares ("Holder"), prior to filing the Resale Registration Statement, copies of such registration statement as proposed to be filed, and thereafter furnish to such Holder such number of copies of such Resale Registration Statement, each amendment and supplement thereto (in each case, if specified by such Holder, including all exhibits thereto), the prospectus included in such Resale Registration Statement (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of Shares owned by such Holder;

                  (d) promptly notify the Holders at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the period that the Company is required to keep the Resale Registration Statement effective of the happening of any event as a result of which the prospectus included in such Resale Registration Statement (as then in effect) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading, and the Company will promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading;


                  (e) promptly notify each Holder of any stop order issued by the SEC and take all reasonable actions to obtain the removal of any such stop order; and

                  (f) use its reasonable efforts to cause all such Shares to be listed on the principal stock exchange or trading system on which the Shares are then listed or admitted for trading.

         B.04 Registration Expenses. All Registration Expenses will be borne by the Company. Any broker's fee, underwriting discount and commission applicable to the sale of Shares shall be borne by the Holder of the Shares to which such broker's fee, discount or commission relates, and each Holder shall be responsible for all fees and expenses incurred by such Holder in connection with any registration under this Exhibit B other than Registration Expenses.

         B.05 Indemnification.

                  (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder who has sold Shares pursuant to the Resale Registration Statement and, if applicable, its officers, directors and agents and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or
         Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and defense) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or the final prospectus contained therein relating to the Shares or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Holder or on such Holder's behalf expressly for use therein.

                  (b) Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and defense) arising out of or based upon any untrue statement or alleged untrue statement of a material fact by such Holder contained in the Resale Registration Statement or the prospectus contained therein and relating to the Shares or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission by such Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Holder or on such Holder's behalf expressly for use therein.

                  (c) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Registration Indemnified Party in respect of which indemnity may be sought from a

         Registration Indemnifying Party, the Registration Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Registration Indemnified Party, and shall assume the payment of all expenses. Such Registration Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Registration Indemnified Party unless (i) the Registration Indemnifying Party has agreed to pay such fees and expenses, or (ii) the Registration Indemnifying Party shall have failed to assume the defense of such action or proceeding or employ counsel reasonably satisfactory to such Registration Indemnified Party or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Registration Indemnified Party and such Registration Indemnifying Party, and such Registration Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Registration Indemnified Party which are different from or additional to those available to the Registration Indemnifying Party (in which case if such Registration Indemnified Party notifies the Registration Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Registration Indemnifying Party, the Registration Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Registration Indemnified Party, it being understood, however, that the Registration Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for such Registration Indemnified Party, which firm shall be designated in writing by such Registration Indemnified Party). The Registration Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, not to be unreasonably withheld, but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the Registration Indemnifying Party agrees to indemnify and hold harmless such Registration Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.